SEPARATION, SETTLEMENT AND RELEASE OF CLAIMS AGREEMENT

This Separation, Settlement and Release of Claims Agreement (“Agreement”) is entered into by and between Reed’s Inc., a Delaware corporation, (the “Employer”) and Daniel V. Miles (the “Employee”) (the Employer and the Employee are collectively referred to herein as the “Parties”) as of August 15, 2018 (the “Execution Date”).

The Employee’s last day of employment with the Employer is August 15, 2018 (the “Separation Date”). After the Separation Date, the Employee will not represent himself as being an employee, officer, attorney, agent or representative of the Employer for any purpose. Except as otherwise set forth in this Agreement, the Separation Date will be the employment termination date for the Employee for all purposes, meaning the Employee will no longer be entitled to any further compensation, monies or other benefits from the Employer, including coverage under any benefits plans or programs sponsored by the Employer, except as specifically provided in this Agreement.

1. Return of Property. By the Separation Date, the Employee must return all Employer property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files and any other Employer property in the Employee’s possession.

2. Employer’s Waiver and Release and Employee Representations. The Employer expressly waives and releases any and all claims against the Employee that may be waived and released by law with the exception of claims arising out of or attributable to (a) events, acts or omissions taking place after the Parties’ execution of the Agreement and (b) the Employee’s breach of any terms and conditions of the Agreement. In exchange for the Employer’s waiver and release and the consideration described in Section 3, which the Employee acknowledges to be good and valuable consideration for his obligations hereunder, the Employee hereby represents that he intends to irrevocably and unconditionally fully and forever release and discharge any and all claims he may have, have ever had or may in the future have against the Employer that may lawfully be waived and released arising out of or in any way related to his hire, benefits, employment or separation from employment with the Employer. The Employee specifically represents, warrants and confirms that: (a) he has no claims, complaints or actions of any kind filed against the Employer with any court of law, or local, state or federal government or agency; and (b) he has been properly paid his salary for period worked for the Employer, and that all commissions, bonuses and other compensation due to him has been paid, including his final payroll check for his salary and any accrued but unused vacation/paid time off through and including the Separation Date above. The Employee specifically represents, warrants and confirms that he has not engaged in, and is not aware of, any unlawful conduct in relation to the business of the Employer. If any of these statements are not true, the Employee cannot sign this Agreement and must notify the Employer immediately, in writing, of the statements that are not true. Such notice will not automatically disqualify the Employee from receiving these benefits, but will require the Employer’s review and consideration.

3. Separation Benefits. In consideration for the Employee’s execution, non-revocation of, and compliance with this Agreement, including the waiver and release of claims in Section 4, the Employer agrees to provide the following:

(a) Accrued Obligations. On the Termination Date, Employer shall pay Employee (1) the net amount of $2,752.43, representing base salary earned but unpaid as of the Separation Date, after deduction of standard payroll taxes and deductions and (2) the net amount of $14,661.20, representing vacation earned but not taken prior to the Separation Date, after deduction of standard payroll taxes and deductions. The Employee acknowledges and agrees that as of the date hereof, he has made all requests for reimbursement of business expenses to which he may be entitled pursuant to the Employer’s reimbursement policy, and provided such substantiation as may be required thereunder, and shall hereafter not have any right to request reimbursement of any additional amounts.

(b) Severance. Installment payments equal to the Employee’s current salary and annual cash bonus for a period of twelve (12) months following the Separation Date (“Severance Period”), equaling a total of TWO HUNDRED THOUSAND DOLLARS ($207,200.00), before deduction of standard payroll taxes and deductions, to be paid in 24 equal increments bi-monthly starting on the first pay period following the Effective Date (“Severance Payment”). In the event Employee commences employment or a consulting position with a third party prior to August 15, 2019, Employee will notify Reed’s of his start date, amount of his new salary and/ or fees payable pursuant to any consulting engagement and direct costs to Employee of providing services pursuant to any such subsequent employment or engagement, including travel and housing expenses. The amount of Employee’s new salary (before deduction of standard payroll taxes and after deduction of costs incurred by Employee) and/ or fees paid pursuant to a consulting engagement received prior to August 15, 2019 (after deduction of costs incurred by Employee) will be deducted from Employee’s Severance Payment on the same periodic basis as payment by the new company/ employer Nothing contained herein shall be construed to require Employee to seek or accept employment during the Severance Period.

(c) [RESERVED]

(d) Settlement. A lump sum of TWO HUNDRED SEVEN THOUSAND AND TWO HUNDRED DOLLARS ($207,200.00) representing a settlement amount to be paid on the Effective Date, payable in cash, issuance of promissory note in the form attached hereto as Exhibit A (“Note”), or combination of cash and Note. The Note will mature on August 15, 2019, accrue simple interest at a rate of the lesser of 7.5% per annum or the maxim amount permitted by law.

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(e) Stock Options. Employee’s incentive stock options to purchase 100,000 shares of common stock of Reed’s Inc. granted to employee on May 8, 2015 pursuant to the Reed’s Inc. 2015 Incentive and Non-Statutory Stock Option Plan (as modified on March 29, 2018) will continue to be exercisable in full through May 8, 2024 at the exercise price of $1.60 per share and will otherwise be governed by the plan documents and an incentive stock option agreement evidencing the obligation (to the extent there is no conflict between such documents and this paragraph) Employee’s incentive stock option, to the extent not exercised within the time permitted by law for the exercise of incentive stock options following the Separation Date, shall convert automatically to a nonstatutory stock option and thereafter shall be exercisable as such to the extent exercisable by its terms until May 8, 2024.

(f) If the Employee timely and properly elects COBRA continuation coverage under Employer’s group health plan, the Company will pay 100% of Employee’s COBRA premiums until the earlier of August 15, 2019 or commencement of coverage sponsored by subsequent employer (if any). Commencing the first full month Employer is covered by a third party sponsored plan, Company will pay the lesser of Employee’s COBRA premium or active employee rates payable pursuant to the third party sponsored plan. If Employee’s COBRA coverage continues for the full twelve (12) month period, at the conclusion of twelve (12) month period, the Employee shall be eligible to continue his coverage, pursuant to COBRA, and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period.

(g) Upon the Employee’s signed request, the Employer will provide the Employee and/or a prospective employer written confirmation of the Employee’s employment with the Employer.

(h) The Employee understands, acknowledges and agrees that these benefits exceed what he is otherwise entitled to receive upon separation from employment, and that these benefits are in exchange for executing this Agreement. The Employee further acknowledges no entitlement to any additional payment or consideration not specifically referenced herein.

4. Release.

(a) General Release and Waiver of Claims

In exchange for the consideration provided in this Agreement, the Employee and his heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively the “Releasors”) irrevocably and unconditionally fully and forever waive, release and discharge the Employer, including the Employer’s affiliates, predecessors, successors and assigns, and all of their respective officers, directors, employees, shareholders, in their corporate and individual capacities (collectively, the “Releasees”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever (collectively, “Claims”), whether known or unknown, from the beginning of time to the date of the Employee’s execution of this Agreement, including, without limitation, any claims any Claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may in the future have arising out of, or in any way related to the Employee’s hire, benefits, employment, termination or separation from employment with the Employer and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, including, but not limited to (i) any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, the Genetic Information Nondiscrimination Act of 2008, the California Fair Employment and Housing Act, as amended, and/or any other Federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; and (ii) any tort, contract and/or quasi- contract law, including but not limited to claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm. However, this general release of claims excludes, and the Employee does not waive, release or discharge (i) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency; (ii) claims under state workers’ compensation or unemployment laws; or (iii) indemnification rights the Employee has against the Employer, and/or any other claims that cannot be waived by law.

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If the Employee applies for unemployment benefits, the employer shall not contest it. When so required, the Employer will answer any inquiries by the Department of Labor concerning the termination of the Employee’s employment in a truthful manner.

(b) Waiver of California Civil Code Section 1542

Employee understands that he may later discover Claims or facts that may be different than, or in addition to, those which Employee now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known at the time of signing this release, may have materially affected this Agreement or Employee’s decision to enter into it. Nevertheless, the Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts. The Releasors have been made aware of, and understand, the provisions of California Civil Code Section 1542 and hereby expressly waive any and all rights, benefits and protections of the statute, which provides, “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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(c) Specific Release of ADEA Claims

In further consideration of the payments and benefits provided to the Employee in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release and discharge the Releasees from any and all Claims, whether known or unknown, from the beginning of time to the date of the Employee’s execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Employee hereby acknowledges and confirms that: (i) the Employee has read this Agreement in its entirety and understands all of its terms; (ii) the Employee has been advised of and has availed himself of hid right to consult with his attorney prior to executing this Agreement; (iii) the Employee knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release and covenants contained herein; (iv) the Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (v) the Employee was given at least forty- five (45) days to consider the terms of this Agreement and consult with an attorney of his choice, although he may sign it sooner if desired; (vi) the Employee understands that he has seven (7) days from the date he signs this Agreement to revoke the release in this paragraph by delivering notice of revocation to Valentin Stalowir, Chief Executive Officer, at the Employer, vstalowir@reedsinc.com, by e-mail, fax or overnight delivery before the end of such seven-day period; and (vii) the Employee understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which the Employee signs this Agreement.

5. Knowing and Voluntary Acknowledgement. The Employee specifically agrees and acknowledges that: (i) the Employee has read this Agreement in its entirety and understands all of its terms; (ii) the Employee has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (iii) the Employee knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; (iv) the Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (v) the Employee is not waiving or releasing rights or claims that may arise after his execution of this Agreement; and (vi) the Employee understands that the waiver and release in this Agreement is being requested in connection with the cessation of his employment with the Employer.

The Employee further acknowledges receipt of Appendix A to this Agreement, listing the ages and job titles of employees who were and were not selected for termination and offered consideration for signing a waiver,

The Employee further acknowledges that he has had forty-five (45) days to consider the terms of this Agreement and consult with an attorney of his choice, although he may sign it sooner if desired. Further, the Employee acknowledges that he shall have an additional seven (7) under the ADEA by delivering notice of revocation to Valentin Stalowir, Chief Executive Officer, at the Employer, vstalowir@reedsinc.com, by e-mail, fax or overnight delivery before the end of such seven-day period. In the event of such revocation by the Employee, the Employer shall have the option of treating this Agreement as null and void in its entirety.

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This Agreement shall not become effective, until the eighth (8th) day after the Employee and the Employer execute this Agreement. Such date shall be the Effective Date of this Agreement. No payments due to the Employee hereunder shall be made or begin before the Effective Date.

6. Post-termination Obligations and Restrictive Covenants.

(a) Acknowledgment

The Employee understands and acknowledges that by virtue of his employment with the Employer, he had access to and knowledge of Confidential Information, was in a position of trust and confidence with the Employer, and benefitted from the Employer’s goodwill. The Employee understands and acknowledges that the Employer invested significant time and expense in developing the Confidential Information and goodwill. The Employee further understands and acknowledges that the services he provided to the Employer are unique, special or extraordinary.

The Employee further understands and acknowledges that the restrictive covenants below are necessary to protect the Employer’s legitimate business interests in its Confidential Information and goodwill and in the Employee’s unique, special or extraordinary services. The Employee further understands and acknowledges that the Employer’s ability to reserve these for the exclusive knowledge and use of the Employer is of great competitive importance and commercial value to the Employer and that the Employer would be irreparably harmed if the Employee violates the restrictive covenants below.

(b) Confidential Information.

(1) Confidential Agreement. Employee shall keep the terms of this Agreement confidential and shall not directly or indirectly disseminate any information (in any form) regarding this Agreement or his termination of employment to any person or entity except as may be agreed to in writing by Employer and except for any terms which are or become generally available to the public, other than as a result of unauthorized or improper disclosure by Employee. Notwithstanding the foregoing, Employee may disclose the information described herein, to the extent Employee is compelled to do so by lawful service of process, subpoena, court order, or as Employee is otherwise compelled to do by law, including full and complete disclosure in response thereto, in which event Employee agrees to provide Employer with a copy of the document(s) seeking disclosures of such information promptly upon receipt of such Employer may, upon notice to Employee, take such action as it deems to be necessary or appropriate in relation to such subpoena or request and Employee may not disclose any such information until Employer has had the opportunity to take such action.

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(2) Confidential Information. Employer’s “Confidential Information” is all confidential and/or proprietary knowledge, trade secrets, data or information of the Employer entrusted to Employee, whether in writing, in computer form, or conveyed orally, that is not generally available to others in the form in which such information is used by Employer and that gives Employer a competitive advantage over other companies who do not have access to this information. By way of illustration but not limitation, Confidential Information includes tangible and intangible information relating to formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work; clinical data; improvements; discoveries; plans for research; new products; marketing and selling; business plans; budgets; unpublished financial statements; licenses; prices and costs; suppliers; customers; customer needs and preferences (such as typical order quantities and composition, delivery requirements or schedules, particular pricing needs or discount arrangements, advertising allowances and methods of doing business); customer contracts, credit procedures and terms; supplier identities, key decision makers at each supplier, and supplier specialties; pricing strategies and rationale; contact information and information about compensation, specific capabilities, and performance evaluations of Employer personnel; and any information described above that the Employer obtains from its clients or any other third Party and that the Employer treats as confidential, whether or not owned or developed by the Employer.

(3) Employee understands that the above are simply examples of Employer’s Confidential Information, and not a complete list. Employee further understands that as part of his or her duties Employee may participate in developing Confidential Information for Employer, which then becomes Employer’s Confidential Information. If Employee is uncertain as to whether any particular information or materials constitutes Confidential Information, Employee shall ask his or her direct supervisor or, if Employee no longer works for Employer, Employer’s Chief Executive Officer or General Counsel.

(4) Employee agrees that he will not appropriate for his own use, use, disclose, divulge, furnish, or make available to any person any of the Employer’s Confidential Information; provided, that the term “Confidential Information” shall not include such information which is or becomes generally available to the public other than as a result of unauthorized or improper disclosure by Employee. Notwithstanding the foregoing, Employee may disclose Information to the extent he is compelled to do so by lawful service of process, subpoena, court order, or as he is otherwise compelled to do by law or the rules or regulations of any regulatory body to which he is subject, including full and complete disclosure in response thereto, in which event he agrees to provide Employer with a copy of the documents seeking disclosure of such information promptly upon receipt of such documents and prior to their disclosure of any such information, so that Employer may, upon notice to Employee, take such action as Employer deems appropriate in relation to such subpoena or request and Employee may not disclose any such information until Employer has had the opportunity to take such action.

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(c) Intellectual Property. Employee agrees that all right, title, and interest to all works of whatever nature generated in the course of his employment with the Employer resides with the Employer. Employee agrees that he will return to Employer, not later than the Termination Date, all property, in whatever form (including computer files and other electronic data), of the Employer in his possession, including without limitation, all copies (in whatever form) of all files or other information pertaining to the Employer, its officers, employees, directors, shareholders, customers, suppliers, vendors, or distributors and any business or business opportunity of the Employer.

(d) Non-Disparagement. During the Employee’s employment with the Employer and thereafter, Employee shall not take any action, including without limitation the making of disparaging statements concerning the Employer or its officers, directors or employees, that is reasonably likely to cause injury to the relationships between the Employer or any of its employees and any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Employer.

(e) Acknowledgements Respecting Restrictive Covenants. With respect to the restrictive covenants set forth in this Section 6, the Parties acknowledge and agree that:

(1) Each of the restrictive covenants contained in this Section 6 shall be construed as a separate covenant with respect to each activity to which it applies, (B) if, in any judicial proceeding, a court shall deem any of the restrictive covenants invalid, illegal, or unenforceable because its scope is considered excessive, such restrictive covenant shall be modified so that the scope of the restrictive covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal, and enforceable, and (C) if any restrictive covenant (or portion thereof) is deemed invalid, illegal, or unenforceable in any jurisdiction, as to that jurisdiction such restrictive covenant (or portion thereof) shall be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining restrictive covenants (or portion thereof) in such jurisdiction or rendering that or any other restrictive covenant (or portion thereof) invalid, illegal, or unenforceable in any other jurisdiction.

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(f) The Parties hereto hereby declare that it is impossible to measure in money the damages that will accrue to the Employer in the event that Employee breaches any of the restrictive covenants provided in this Section 6. In the event that Employee breaches any such restrictive covenant, the Employer shall be entitled to an injunction, a restraining order or such other equitable relief, including, but not limited to, specific performance (without the requirement to post bond) restraining such Employee from violating such restrictive covenant. If the Employer shall institute any action or proceeding to enforce the restrictive covenant, such Employee hereby waives the claim or defense that the Employer has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that Employer has an adequate remedy at law. The foregoing shall not prejudice the Employer’s right to require such Employee to account for and pay over to the Employer, and such Employee hereby agrees to account for and pay over, the compensation, earnings, profits, monies, accruals, or other benefits derived or received by such Employee as a result of any transaction constituting a breach of any of the restrictive covenants provided in this Section 6, and the Parties hereby agree that the Employer shall be entitled to an equitable accounting of all such compensation, earnings, profits, monies, accruals, and other benefits.

(g) The remedies provided for in this Section 6(f) are cumulative and in addition to any other rights and remedies the Employer may have under law or in equity.

7. Cooperation. For the period commencing the Separation Date through August 15, 2019, Employee agrees to make himself available and to cooperate with the Employer, to the extent reasonably requested by the Employer, for the purpose of transitioning his duties and responsibilities.

Employee further agrees to cooperate with Employer with regard to any litigation relating to Employee’s period of employment for which Employer reasonably requests Employee’s participation. Employee’s agreement to consult respecting such litigation shall continue for the duration of any such litigation. If requested by Employer, such cooperation shall include, without limitation, (1) responding reasonably promptly to requests for information and documents in Employee’s possession concerning matters pertinent to any of the foregoing, (2) making himself reasonably available as a witness and testifying at trial, depositions, hearings, or other proceedings, as well as being reasonably available for adequate preparation for such testimony, and (3) participating at reasonable times in interviews and meetings with representatives of the Employer, representatives of governments or regulatory authorities, or others designated by Employer. Unless prohibited by applicable law or any rule of any applicable regulatory authority, Employee further agrees to notify Employer promptly of any request made to him by any Party to any such litigations for information or assistance with respect to such litigations, and the substance of Employee’s response to such request. Employee shall also provide Employer with a copy of such request and response, if in writing. Employee and Employer will each use good faith best efforts to reconcile and accommodate any scheduling conflicts. Without limitation of the foregoing, Employee agrees to reasonably cooperate (including attending meetings) with respect to any claim, arbitral hearing, lawsuit, action, or governmental or internal investigation relating to the business of the Employer prior to the Separation Date. Employee agrees to provide full and complete disclosure in response to any inquiry in connection with any such matters.

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Employer shall reimburse the Employee for reasonable expenses incurred in connection with cooperation under this Section 7 and Employer shall compensate the Employee at an hourly rate of $250.00 per hour. Employee will track hours expended in connection with such cooperation and will submit monthly invoices to Employer, which invoices will be paid within 30 days of receipt.

8. Remedies. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Employer shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

Should the Employee fail to abide by any of the terms of this Agreement or post- termination obligations contained herein, or if he revokes the ADEA release contained in Section 4(c) within the seven-day revocation period, the Employer may, in addition to any other remedies it may have, reclaim any amounts paid to the Employee under the provisions of this Agreement or terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided herein.

9. Heirs and Assigns. This Agreement is binding on and is for the benefit of the Parties hereto and their respective successors, assigns, heirs, executors, administrators, and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Employee.

10. Integration. This Agreement constitutes the complete agreement between the Employer and Employee regarding the issues addressed in this Agreement. The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by the Parties hereto. A failure of the Employer or Employee to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. In the event that any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

11. Choice of Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of California, without regard to its choice of law provisions.

12. Withholding. The Employer may withhold from any and all amounts payable under this Agreement such federal, state, and local taxes or other withholdings as may be required to be withheld pursuant to any applicable law or regulation.

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13. Construction of Agreement. The Parties hereto acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both Parties hereto and not in favor or against either Party.

14. Counterparts. This Agreement may be executed in any number of counterparts and by different Parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

15. Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed to the Employer, to its principal place of business and to Employee, to his address set forth on the signature page hereof, or to such other address as any Party hereto may designate by notice to the other.

16. Severability. The Parties hereto intend that the validity and enforceability of any provision of this Agreement shall not affect or render invalid any other provision of this Agreement.

17. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by Chief Executive Officer of the Employer. No waiver by either of the Parties of any breach by the other Party hereto of any condition or provision of this Agreement to be performed by the other Party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

18. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20. No Admission. Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of the Employer.

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21. Attorneys’ Fees. Should either Party breach any of the terms of this Agreement or the post-termination obligations herein, to the extent authorized by state law, the breaching Party will be responsible for payment of all reasonable attorneys’ fees and costs that the other Party incurred in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

22. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

23. Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE REED’S INC. FROM ANY AND ALL CLAIMS.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Separation, Settlement and Release of Claims Agreement as of the Execution Date above.

REED’S INC.,
a Delaware corporation

By:	/s/ Valentin Stalowir
Name:	Valentin Stalowir
Title:	Chief Executive Officer

EMPLOYEE

Signature:	/s/ Daniel V. Miles
Name:	Daniel V. Miles

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APPENDIX A

OLDER WORKERS BENEFIT PROTECTION ACT DISCLOSURE NOTICE

The Older Workers Benefit Protection Act (OWBPA) requires that employers provide specific information to employees who are 40 years of age or older and asked to execute a release of claims in connection with a group termination program. This document provides this information.

The class, unit, or group of individuals covered by the program includes employees in the accounting/ finance and supply chain departments, who will be terminated. All employees in the accounting/ finance and supply chain departments that are being terminated are eligible for the program. The following is a list of the ages and job titles of employees who were and were not selected for termination and offered consideration for signing a waiver:

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EXHIBIT A

FORM OF CONVERTIBLE PROMISSORY NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE NOTE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM, INCLUDING PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

$ 207,200.00	Issuance Date: August 15, 2018

REED’S INC.

PROMISSORY NOTE

FOR VALUE RECEIVED, Reed’s, Inc., a Delaware corporation (“Company”), promises to pay to the order of Daniel V. Miles (“Holder”), or his permitted heirs and assigns, in lawful money of the United States of America the principal sum of TWO HUNDRED SEVEN THOUSAND AND TWO HUNDRED DOLLARS ($207,200.00), together with simple interest from the date of this Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to the lesser of 7.5% per annum or the maximum amount allowed pursuant to applicable law (the “Interest Rate”), computed on the basis of the actual number of days elapsed and a year of 365 days (the “Obligations”). To the extent this Note has not been repaid, all unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on August 15, 2019 (the “Maturity Date”), or (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by Holder. This Note is entered into pursuant to that certain Separation, Settlement And Release of Claims Agreement by and between Holder and the Company dated August 15, 2018 (“Separation Agreement”).

1. Interest. Unless provided otherwise hereunder, interest will accrue from the Issuance Date of this Note on the unpaid principal amount at the Interest Rate, until all Obligations under this Note are paid in full.

2. Payments. All payments hereunder shall be made in lawful money of the United States of America at such place or to such account as Holder may from time to time designate in writing to the Company. Payments will be credited first to accrued but unpaid interest and the remainder applied to principal.

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3. Events of Default. If any of the events specified in this Paragraph 3 shall occur (herein individually referred to as an “Event of Default”), the Holder may, so long as such condition exists, declare all Obligations hereunder immediately due and payable, by notice in writing to the Company:

(a) Default in the payment of the principal or unpaid accrued interest of this Note when due and payable;

(b) Default or breach under the Separation Agreement;

(c) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Code, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action;

(d) If, within 60 days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within 60 days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated;

(e) A material breach by the Company of any of its representations or covenants contained herein; or

(f) Any declared default of the Company under any other material indebtedness that gives the holder thereof the right to accelerate such other indebtedness.

4. Transfer; Successors and Assigns. The terms and conditions of this Note will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

5. Notices. Any notices or other communications required or permitted to be given under the terms of this Note that must be in writing will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) one day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same; (iv) upon receipt, when sent by email, provided a confirmation of receipt is emailed to sender from recipient.

6. Amendments and Waivers. Any terms of this Note may be amended, modified or waived only with the written consent of the Company and the Holder.

7. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed, and interpreted in accordance with the laws of the State of California without giving effect to principles of conflicts of law.

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IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the Issuance Date and Holder agrees to the terms and conditions of this Note.

COMPANY:		AGREED AND ACCEPTED BY HOLDER:

REED’S, INC.,		DANIEL V. MILES,
a Delaware corporation		an individual

By:		By:
Name:	Valentin Stalowir	Name:	Daniel V. Miles
Its:	Chief Executive Officer
Date:	August 15, 2018

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